Exhibit 5.1
Allied World Assurance Company Holdings, AG
Lindenstrasse 8
CH-6340 Baar
Switzerland
December 1, 2010
Allied World Assurance Company Holdings, AG (the “Company”) — Form S-8 Registration Statement regarding the Third Amended and Restated 2001 Employee Stock Option Plan, the Third Amended and Restated 2004 Stock Incentive Plan and the Third Amended and Restated Long-Term Incentive Plan
Dear Sirs,
We have been asked to render this opinion in our capacity as Swiss counsel to the Company in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended with the United States Securities and Exchange Commission for up to 6,000,000 registered shares of CHF 15.00 par value (the “Shares”) each to be issued out of the Company’s conditional share capital or from the Company’s authorized share capital or to be used from the Shares held by the Company in treasury in connection with the Third Amended and Restated 2001 Employee Stock Option Plan, the Third Amended and Restated 2004 Stock Incentive Plan and the Third Amended and Restated Long-Term Incentive Plan (the “Plans”).
I. Documents Reviewed
For the purpose of this opinion we have reviewed and relied on copies of the following documents:

a.	a certified extract from the journal of the Commercial Register of the Canton of Zug regarding the Company certified as December 1, 2010 (the “Extract”);

b.	a copy of the notarised articles of association (Statuten) of the Company in their version of November 30, 2010 (the “Articles of Association”) as certified on November 30, 2010;

c.	an excerpt of the draft minutes (the “Minutes”) of the meeting of the Board of Directors of the Company held on November 30, 2010, confirming that the Board of Directors has resolved to reserve up to 4,200,000 Shares under the conditional share capital reserved in Article 5 of the Articles of Association for employee benefit plans (the “Conditional Share Capital”) for the purposes of the Plans.

II. Scope and Assumptions
The opinions given in this opinion relate only to the laws of Switzerland as in force at the date hereof. We express no opinion on the laws of any other jurisdiction. The opinions given in this opinion are strictly limited to the matters stated in section III. and do not extend to any other matters.
The opinions given herein are made on the basis of the following assumptions:
i.	We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

ii.	The stock purchase entitlements under the Plans constitute options to acquire Shares.

iii.	If and to the extent the Shares can and are to be issued out of the Conditional Share Capital for the purposes of the Plans such Shares can and will be (a) issued and (b) fully paid up in cash in compliance with the laws of Switzerland;

iv.	If and to the extent the Shares are to be issued out of the Authorized Share Capital (as defined below) for the purposes of the Plans, such Shares can and will be (a) issued and (b) fully paid up in cash in compliance with the laws of Switzerland.

v.	If and to the extent Treasury Shares (as defined below) will be used for the purposes of the Plans, such Treasury Shares will have been (a) issued and (b) fully paid up in compliance with the laws of Switzerland.

vi.	There are no intervening changes to the Extract, the Articles of Association, the laws of Switzerland or any other relevant matter and the Minutes provided to us in draft form will be unchanged as far as the resolution specified in I.c) above is concerned.

III. Opinions
Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (II.) and the qualifications set out below (IV.), we are of the following opinion:
1.	Allied World Assurance Company Holdings, AG is as a corporation (Aktiengesellschaft) duly existing under the laws of Switzerland. Pursuant to the Extract its current share capital amounts to CHF 597,019,530 divided into 39,801,302 registered shares of CHF 15.00 par value each and its current participation capital amounts to CHF 3,035,100 divided into 202,340 participation certificates of CHF 15.00 par value each.

2.	The Conditional Share Capital provides the Company with the authority to issue up to 4,200,000 registered shares of CHF 15.00 par value each without further shareholder approval in connection with the Plans. If and to the extent the Shares can and are to be created out of the Conditional Share Capital such Shares will, when issued, be validly issued and paid-up to their nominal value. The shareholders of the Company will have no personal liability to pay the Shares up to their nominal value in their capacity as shareholders of the Company.

3.	Article 6 of the Articles of Association provides the Board of Directors with the authority to issue without further shareholder approval until November 30, 2012 up to 7,960,260 registered shares of CHF 15.00 par value each inter alia for the purposes of employee participation and to exclude shareholder pre-emptive rights accordingly (“Authorized Share Capital”). If and to the extent the Shares are to be issued from Authorized Share Capital such Shares will, when issued, be validly issued and paid-up to their nominal value. The shareholders of the Company will have no personal liability to pay these Shares up to their nominal value in their capacity as shareholders of the Company.

4.	Shares already issued and held by the company as own Shares (“Treasury Shares”) can be used for the purposes of the Plans if the Board of Directors of the Company resolves to use such Treasury Shares for the purposes of the Plans and the general meeting of shareholders (Generalversammlung) of the Company does not adopt a resolution to the contrary. If and to the extent such Treasury Shares will be used they are validly issued and paid up to their nominal value. The shareholders of the Company will have no personal liability to pay these Treasury Shares up to their nominal value in their capacity as shareholders of the Company.

IV. Qualifications
This opinion is subject to the following qualifications:
a.	The opinions set out above are subject to applicable bankruptcy, insolvency, reorganisation, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

b.	Our opinions expressed herein are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

c.	In accordance with Swiss law the Conditional Share Capital permits the issuance of Shares upon exercise of option rights only.

d.	The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.
In this legal opinion, Swiss legal concepts are expressed in English terms and not in their original German language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be subject to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, venue being Zurich 1.
This legal opinion is rendered solely to the persons to whom it is addressed and for the purpose of the transaction herein referred to. It may not be used, circulated, quoted, referred to or relied upon by any person other than the persons to whom it is addressed nor for any other purpose without our written consent in each instance. We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.
Yours sincerely,
Niederer Kraft & Frey AG
Philipp Haas

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